  As filed with the Securities and Exchange Commission on September 25, 1996

                                                     Registration No. 33-______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                ---------------

                            COMPUCOM SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                          38-2363156
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                          10100 N. Central Expressway
                             Dallas, Texas  75231
                                (214) 265-3600

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Robert J. Boutin
                            Chief Financial Officer
                            CompuCom Systems, Inc.
                          10100 N. Central Expressway
                             Dallas, Texas  75231
                                (214) 265-3600

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                           N. Jeffrey Klauder, Esq.
                          Morgan, Lewis & Bockius LLP
                             2000 One Logan Square
                    Philadelphia, Pennsylvania  19103-6933
                         ----------------------------

          Approximate date of commencement of proposed sale to which this Registration Statement relates: From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

Title of each class      Amount    Proposed maximum  Proposed maximum   Amount of
of securities to be    to be       offering price    aggregate         registration
registered             registered  per share         offering price    fee
- -----------------------------------------------------------------------------------
Common Stock, par      387,597     $8.0625 /(1)/     $3,125,000.81     $1,077.59
value $.01 per share   shares
- --------------------------------------------------------------------------------

  (1) Maximum offering price per share represents average of the high and low prices for Common Stock of the Registrant, as reported on the Nasdaq National Market System on September 20, 1996, consistent with Rule 457(c).
                         ----------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration qualification under the securities laws of any such State.

                                  PROSPECTUS

                                387,597 Shares

                            COMPUCOM SYSTEMS, INC.

                                 Common Stock
                               ($.01 Par Value)

                               ----------------

       This Prospectus relates to 387,597 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of CompuCom Systems, Inc., a Delaware corporation (the "Company"). All of the Shares are being offered hereby on behalf of Network Compatibility Group, Inc. Network Compatibility Group, Inc. and its successors and assigns is are hereinafter referred to as the "Selling Stockholder." The Selling Stockholder is the holder of a $3,000,000 Subordinated Convertible Note, (the "Note"), issued by the Company on October 31, 1995, or Shares issuable upon conversion thereof. The Selling Stockholder acquired the Note in connection with the acquisition by the Company of substantially all of the assets of the Selling Stockholder on October 31, 1995.

       All proceeds from any sales of the Shares by the Selling Stockholder will inure to the benefit of the Selling Stockholder. The Company will receive none of the proceeds from the sale of Shares which may be offered hereby. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

       The Selling Stockholder has not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the National Association of Securities Dealers Automated Quotations ("Nasdaq") National Market System at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholder and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

       The Common Stock is listed on the Nasdaq National Market under the symbol "CMPC." On September 20, 1996, the last sale price of the Common Stock as reported on the Nasdaq National Market was $8.125.

       SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                         -----------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
             STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                        ------------------------------

              The date of this Prospectus is September 20, 1996.

       No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

       A registration statement on Form S-3 in respect of the Shares offered by this Prospectus (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted herefrom pursuant to the rules and regulations of the Commission. Accordingly, additional information concerning the Company and the Shares is included in the Registration Statement, including the exhibits thereto, which may be inspected at the public reference facilities of the Commission described below.


                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                          INCORPORATION BY REFERENCE

       The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Robert J. Boutin, Chief Financial Officer, CompuCom Systems, Inc., 10100 N. Central Expressway, Dallas, Texas 75231, (214) 265-3600.

                                  THE COMPANY


    CompuCom Systems, Inc., together with its subsidiaries ("CompuCom" or "the Company"), is a leading provider of personal computer ("PC") products and services to large and medium sized businesses throughout the United States. CompuCom teams with its customers, which include primarily Fortune 1000 companies and other large businesses, to apply PC technology to meet their business objectives, which range from product procurement and configuration to network project management and support.

    The Company is an authorized dealer of major personal computer products for a number of manufacturers, including Compaq Computer Corporation, International Business Machines Corporation, Hewlett-Packard Company, Toshiba American Information Systems, and Apple Computer Corporation. CompuCom also offers a broad selection of networking and related products, computer-related peripheral equipment and a range of computer equipment and software from a number of vendors, including 3Com Corporation, Digital Equipment Corporation, Intel Corporation, Kingston Technology Corporation, Lotus Development Corporation, Microsoft Corporation, NEC Technologies, Inc. and Novell, Inc. To further meet the needs of its customers, CompuCom provides a variety of services including custom configuration of PC systems, field engineering, network management, help desk services and network project management utilizing network applications such as Novell Netware, Windows NT Server, Windows and Windows 95, IBM's OS/2 Warp and LAN Server.

    Net revenues for the Company have grown at a compounded rate of 29% over the past five years, while net earnings have grown by 42% compounded annually over the same period. CompuCom's strong revenue and net earnings performance is a result of the Company's continued focus on customer satisfaction, along with the enhancement of its product and services capabilities created by a strategy of growth through existing operations and strategic acquisitions. The Company's target customers are becoming increasingly dependent on information technology to compete effectively in today's markets. As a result, the decision making process that organizations face when planning, selecting and implementing technology solutions is becoming more complex and requires many of these organizations to outsource the management and support of their PC technology needs. In an effort to enhance the Company's ability to provide customers with value-added services designed to meet their PC technology service requirements, the Company acquired several regional service companies during 1994 and 1995. These acquisitions have broadened the variety of the Company's network management platforms, increased the Company's remote network monitoring capabilities and greatly expanded the Company's systems engineer resources.

    The Company markets its product procurement, configuration, field engineering, network management, help desk services and network project management primarily through its direct sales force and service personnel, operating through approximately 40 sales and service centers. The Company is focusing on expanding its presence in the service market. This commitment is reflected in the increase in its service personnel during 1995. As of December 31, 1995, the Company employed 1,196 service personnel, including system engineers, field technicians, service support and engineers on-site at customer locations, compared to 809 as of December 31, 1994. These service personnel provide configuration, field engineering, network management, help desk services and network project management services to the Company's customers. As of December 31, 1995, the Company employed 258 full-time direct sales representatives.

    The Company's predecessor was incorporated in Michigan in 1981, and was reincorporated in Delaware, and changed its name to CompuCom Systems, Inc., in 1989. The principal offices of the Company are located at 10100 N. Central Expressway, Dallas, Texas 75231 and its telephone number is (214) 265-3600.

                              RECENT DEVELOPMENTS

          On September 5, 1996, the Company announced that despite continued strong revenue growth, earnings growth will be reduced below originally anticipated levels for the next six to nine months due to investments made to exploit opportunities with customers and new market segments. Recent investments include the opening of a 305,000 square-foot advanced configuration and distribution center in New Jersey which triples the Company's custom configuration and distribution capabilities.

                                 RISK FACTORS


       In evaluating the Company and its business, prospective investors should consider carefully the following risk factors in addition to the other information contained herein.

       Competition. The Company is engaged in fields within the computer industry characterized by a high level of competition. Many established personal computer manufacturers (including some of the Company's own vendors), systems integrators and other resellers of personal computer or networking products including Entex Information Services Inc., InaCom Corp., Microage, Inc. and Vanstar Corporation, compete with the Company in the configuration and distribution of computer systems and equipment. In addition, the PC reseller industry is characterized by intense competition primarily in the areas of price, product availability and breadth of product line. In the highly fragmented computer services area, the Company competes with several larger competitors, other corporate resellers pursuing high-end services opportunities, as well as several smaller computer services companies. Some of these competitors have financial, technical, manufacturing, sales, marketing and other resources which are substantially greater than those of the Company. Although the Company believes it currently competes favorably within the PC reseller industry, there can be no assurance that the Company will be able to continue to compete successfully with new or existing competition.

       Inventory Management. The personal computer industry is characterized by rapid product improvement and technological change resulting in relatively short product life cycles and rapid product obsolescence, which can place inventory at considerable valuation risk. Certain of the Company's suppliers provide price protection practices to the Company intended to reduce the risk of inventory devaluation by absorbing temporary price reductions and long-term price declines associated with aging product life cycles. The Company also has the option of returning a certain percentage of its current product inventories each quarter to certain manufacturers as it assesses each product's current and forecasted demand schedule. There can be no assurance, however, that suppliers will continue such policies, that unforeseen new product developments will not affect the Company adversely, or that the Company can successfully manage its existing and future inventory.

       Attraction and Retention of Technical Employees. The Company's services business involves the delivery of professional services and is labor-intensive. The success of the services business will depend in large part upon the Company's ability to attract, develop, motivate and retain highly skilled technical employees who are in particularly great demand and are likely to remain a limited resource for the foreseeable future. Although the Company expects to continue to be able to attract and retain sufficient numbers of highly skilled technical employees and project managers for the foreseeable future, there can be no assurance that the Company will be able to do so. The inability to attract and hire additional technical personnel, or the loss of a significant number of the Company's technical personnel, could have a material adverse impact on the Company, including its ability to secure and retain customers.

       Management of Growth. The Company's significant growth during the past several years has resulted in increased responsibilities for both existing and new management personnel. In addition, the Company is in the process of expanding its focus to emphasize growth in the service integration business. There can be no assurance that the Company will be successful in managing its expansion, and the failure to do so could adversely affect the Company's financial position and results of operations.

       Product Supply. The fields within the computer industry in which the Company competes continue to experience significant product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply certain products on a timely basis. In addition, certain vendors have initiated new channels of distribution that increase competition for the available product supply. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill the Company's customer orders on a timely basis. Failure to obtain adequate product supplies could have a material adverse effect on the Company's results of operations.

       Dependence on Major Vendors. A major portion of the Company's revenues are derived from sales of computer systems and related peripherals, including Compaq, IBM and HP personal computer products. Sales of Compaq, IBM and HP accounted for approximately 28%, 16% and 11%, respectively, of the Company's 1995 net revenues compared to 27%, 20% and 11%, respectively, in 1994 and 23%, 24% and 10%, respectively, in 1993. The Company's agreements with these vendors contain provisions providing for periodic renewals and permitting termination by the vendor without cause, generally upon 30 to 90 days written notice, depending upon the vendor. Since 1987, Compaq, IBM and HP have regularly renewed their respective dealer agreements with the Company, although there can be no assurance that the regular renewals of the Company's dealer agreements will continue. The termination, or non-renewal, of the Company's Compaq dealer agreement or IBM dealer agreement, or both, would materially adversely affect the Company's business. The loss of HP as a supplier would adversely affect the Company's ability to continue its expansion. The Company, however, is not aware of any reasons for the termination, or non-renewal, of any of those dealer agreements and believes that its relationships with Compaq, IBM and HP are satisfactory.

       Potential Fluctuations in Operating Results. The Company's results may vary significantly from quarter to quarter depending on certain factors including, but not limited to, demand for personal computers, customer order deferrals, availability of products and general economic conditions. The Company seeks to control its expense levels, but such controls are in part based on anticipated revenues. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, quarterly period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

       Control by Safeguard Scientifics, Inc. Safeguard Scientifics, Inc. ("Safeguard") currently owns 22,201,736 shares of Common Stock, constituting approximately 49.6% of the outstanding Common Stock assuming no additional purchases. In addition, Safeguard owns 1,500,000 shares of Series B Preferred Stock. The Series B Preferred Stock is currently convertible into approximately 2,215,657 shares of Common Stock at a rate of $6.77 per share of Common Stock, subject to anti-dilution adjustments. The shares of Series B Preferred Stock are entitled to one vote for each share of Common Stock into which such shares may be converted, except that, for so long as Safeguard owns at least 40% of the Company's outstanding voting securities, in the election of directors the shares of Series B Preferred Stock are entitled to five votes for each share of Common Stock into which such shares of Series B Preferred Stock may be converted. Consequently, Safeguard has approximately 59.6% of the outstanding voting power of the Company's capital stock with respect to the election of directors and approximately 52.0% of the outstanding voting power of the Company's capital stock with respect to all other matters upon which the holders of Common Stock may vote. As a result, Safeguard will have the voting power to elect the Company's entire Board of Directors and have the practical ability to control all other matters requiring stockholder approval. In addition, the Company has certain arrangements pursuant to which Safeguard provides various administrative, legal and financial services in return for an annual fee.

       Limited Trading Market; Shares Eligible for Future Sale. At September 20, 1996, the Company had 44,782,500 shares of Common Stock outstanding, not including (i) 2,215,657 shares of Common Stock reserved for issuance upon conversion of 1,500,000 outstanding shares of Series B Preferred Stock, (ii) 4,483,769 shares of Common Stock reserved for issuance upon the exercise of options outstanding under the Company's Option Plans, (iii) 1,084,050 shares of Common Stock available for future grants of options under the Option Plans, (v) 387,597 shares of Common Stock issuable upon conversion of the Note. Safeguard has "demand" and "piggyback" registration rights with respect to certain of the shares of Common Stock that it owns as well as with respect to the shares of Common Stock issuable upon conversion of the Series B Preferred Stock. In addition, the Company has granted registration rights to certain other holders of its Common Stock. Finally, shares issued upon exercise of outstanding options under the Company's Option Plans are registered for resale on Form S-8. The Company is unable to predict the effect that sales made under Rule 144, under registration statements, or otherwise, may have on the then prevailing market price of the Common Stock, although any substantial sale of restricted securities pursuant to Rule 144 or under registration statements may have an adverse effect, particularly in view of the limited trading market for the Common Stock.

       No Dividends. To date, the Company has not paid any cash dividends on its Common Stock, and does not expect to declare or pay any cash or other dividends in the foreseeable future. Further, the Company's bank loan agreements restrict the Company from declaring or paying dividends or other distributions on its Common Stock.


                              SELLING STOCKHOLDER

       The Selling Stockholder is the holder of Shares issued or issuable upon conversion of the Note. The Selling Stockholder may be the current holder of the Note or its transferees. Except for shares of Common Stock that the Selling Stockholder may acquire upon conversion of the Note, the Selling Stockholder does not currently own any shares of Common Stock of the Company. Other than the acquisition by the Company of substantially all of the assets of the Selling Stockholder on October 31, 1995, the Selling Stockholder has not had any material relationship with the Company within the past three years; however, the two stockholders of the Selling Stockholder, Mark Bradley Ristas and Robert J. D'Orazio, are currently employees of the Company and have been employees of the Company since October 31, 1995. The table below sets forth the number of shares of Common Stock of the Company being offered hereby on behalf of the Selling Stockholder and also sets forth the percentage of the outstanding Common Stock of the Company that the Selling Stockholder would own assuming full conversion of the Note.


                                        Number of Shares            Percent
                                        to be sold under             of
Selling Stockholder                   this Prospectus  /1/         Class /2/
- -------------------                   --------------------        -----------

Network Compatibility Group, Inc.            387,597              less than 1%

______________________

1  Additional Shares may be issuable under the Note based upon an adjustment in
- -
the conversion price of the Note.  The current conversion price is $7.74.

2  The percentage for the Selling Stockholder is determined based upon
- -
44,782,500 shares of Common Stock outstanding on September 20, 1996. The number of Shares being sold hereunder by the Selling Stockholder has been added to the number of shares outstanding for purposes of the calculation for the Selling Stockholder.

                             PLAN OF DISTRIBUTION

       The Shares offered hereby are being sold by the Selling Stockholder acting as principal for its own account. The Company will receive none of the proceeds from this offering.

       The Selling Stockholder may sell the Shares in one or more transactions (which may involve one or more block transactions) on the NASDAQ National Market, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Selling Stockholder may sell some or all of the Shares in transactions involving broker-dealers, who may act as agent or acquire the Shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholder. Broker-dealers may agree with the Selling Stockholder to sell a specified number of Shares at a stipulated price per Share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principals any unsold Shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Stockholder. Broker-dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions.

       At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

       The Company is bearing all costs relating to the registration of the Shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholder or other party selling such Shares. In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained. The Company has agreed, at its own expense, to take all necessary action under the securities laws of up to ten states (as reasonably requested by the Selling Stockholder) to ensure that the Shares may be sold in compliance with the applicable laws.

       The Company has agreed to indemnify the Selling Stockholder, certain other persons who control the Selling Stockholder and certain other persons who may be deemed to be "underwriters" under certain circumstances against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholder has agreed to indemnify the Company, each of the directors and officers who have signed the Registration Statement and certain other persons who control the Company under certain circumstances against certain liabilities.

                                 LEGAL MATTERS

       The legality of the securities being offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

       The consolidated financial statements and schedule of CompuCom Systems, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

       (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which contains or incorporates by reference financial statements and related schedules for the Company and incorporates by reference certain other information regarding the Company set forth in the proxy statement for the Company's 1996 Annual Meeting of Stockholders and filed with the Commission.

       (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, and June 30, 1996.

       (c) The description of the Company's Common Stock which is contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

       All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

       Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

                             --------------------

Item 14.  Other Expenses of Issuance and Distribution.*
- -----------------------------------------------------

    Registration fee-Securities and Exchange Commission..............$ 1,077.59

    Printing of registration statement, prospectus, etc..................100.00

    Blue sky fees and expenses.........................................1,000.00

    Accounting services................................................2,000.00

    Legal fees.........................................................6,000.00

    Miscellaneous........................................................900.00
                                                                     ----------

       Total.........................................................$11,077.59

*   No portion of these expenses will be borne by the Selling Stockholder.

Item 15.  Indemnification of Directors and Officers.
- ---------------------------------------------------

       A. Section 145(a) of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

       Section 145(b) of the GCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against such expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

       Section 145(c) of the GCL further provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

       Section 145(f) of the GCL provides that the statutory provisions on indemnification are not exclusive of indemnification provided pursuant to, among other things, the certificate of incorporation, by-laws or indemnification agreements. The Certificate of Incorporation and By-laws of the Company each contain provisions regarding the indemnification of directors and officers of the Company. Subject to certain limitations expressed therein, Article NINTH of the Company's Certificate of Incorporation provides for the indemnification of the Company's officers and directors to the fullest extent permitted by the GCL. In addition, the By-laws of the Company provide expanded rights to indemnification beyond the indemnification expressly authorized by the GCL in the following respects:

       1. indemnification will be available without regard to the tests applicable to the indemnified person's conduct, unless indemnification against the particular liability is expressly prohibited by applicable law;

       2. indemnification is expressly authorized against penalties and punitive damages, as well as against judgments and amounts paid in settlement of derivative suits; and

       3. under certain circumstances, expenses incurred by a director in defending a third party or corporate proceeding are required to be paid by the corporation on behalf of such director.

       B. The Company has a directors' and officers' liability insurance policy that affords directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 16.  Exhibits and Financial Statements.
- -------------------------------------------

           The following is a list of exhibits filed as part of this Registration Statement:

Exhibit
Number                         Document
- -------  -----------------------------------------------------------------------

4(a) Form of Stock Certificate evidencing Common Stock, $.01 par value, of CompuCom Systems, Inc. (1)(Exhibit 4(b))

4(b)     CompuCom Systems, Inc. 1983 Stock Option Plan, as amended (2)(Exhibit
         4(k)).

4(c)     CompuCom Systems, Inc. 1993 Stock Option Plan, as amended (3)(Exhibit
         4(c)).

4(d)     CompuCom Systems, Inc. 1984 Non-Qualified Stock Option Plan, as amended
         (4)(Exhibit 4(g)).

4(e)     CompuCom Systems, Inc. Stock Option Plan for Directors (5)(Exhibit
         4(g)).

4(f) Stock Option Agreement dated July 21, 1995 between CompuCom Systems, Inc. and Delbert W. Johnson (5)(Exhibit 4(i)).

4(g) Form of Securities Purchase Agreement, dated as of April 29, 1991, between CompuCom Systems, Inc. and certain members of its management as listed on the schedule attached thereto, and including as exhibits the Form of 15% Subordinated Debenture due October 29, 1992 and Form of Common Stock Purchase Warrant (2)(Exhibit 4(o)).

4(h) Note Agreement and sample note representing the $18.5 million 9% Convertible Subordinated Notes due September 24, 2002, issued by CompuCom Systems, Inc. in September 1992 (6)(Exhibit 4).

4(i) Certificate of Designation dated March 31, 1994, establishing Series B Cumulative Convertible Preferred Stock of CompuCom Systems, Inc.
         (7)(Exhibit 4(i)).

4(j) Form of Stock Certificate evidencing Series B Cumulative Convertible Preferred Stock, $.01 par value, of CompuCom Systems, Inc. (8)(Exhibit 4(h)).

4(k) $3 Million Subordinated Convertible Note dated October 31, 1995 from CompuCom Systems, Inc. to Network Compatibility Group, Inc. (3)(Exhibit 4(k)).

*5 Opinion of Morgan, Lewis & Bockius LLP as to legality of securities being registered.

*23.1    Independent Auditors' Consent of KPMG Peat Marwick LLP.

23.2     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5).

25       Power of Attorney (included on signature pages to this Registration
         Statement).

__________

*   Filed herewith.

(1) Filed on April 2, 1990 as an exhibit to the Annual Report on Form 10-K (No. 0-14371) and incorporated herein by reference.

(2) Filed on March 31, 1993 as an exhibit to the Annual Report on Form 10-K (No. 0-14371) and incorporated herein by reference.

(3) Filed on March 29, 1996 as an exhibit to the Annual Report on Form 10-K (No. 0-14371) and incorporated herein by reference.

(4) Filed on March 29, 1991 as an exhibit to the Annual Report on Form 10-K (No. 0-14371) and incorporated herein by reference.

(5) Filed on October 10, 1995 as an exhibit to the Registration Statement on Form S-8 (No. 33-63309) and incorporated herein by reference.

(6) Filed on November 13, 1992 as an exhibit to the Quarterly Report on Form 10-Q (No. 0-14371) and incorporated herein by reference.

(7) Filed on May 15, 1994 as an exhibit to the Quarterly Report on Form 10-Q (No. 0-14371) and incorporated herein by reference.

(8) Filed on March 31, 1995 as an exhibit to the Annual Report on Form 10-K (No. 0-14371) and incorporated herein by reference.

Item 17.  Undertakings.
- ----------------------

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       Provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) of this
       --------  -------
section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                       SIGNATURES AND POWER OF ATTORNEY

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 20 day of September, 1996.

                                       COMPUCOM SYSTEMS, INC.



                                       By:    /s/ Edward R. Anderson
                                           ----------------------------------
                                           Edward R. Anderson
                                           President and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

       EACH PERSON IN SO SIGNING, ALSO MAKES, CONSTITUTES AND APPOINTS EDWARD R. ANDERSON AND ROBERT J. BOUTIN, AND EACH OF THEM ACTING ALONE, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

Dated:  September 20, 1996              /s/ Charles A. Root
                                        ------------------------------------
                                        Charles A. Root, Chairman of the Board


Dated:  September 20, 1996              /s/ Edward R. Anderson
                                        ------------------------------------
                                        Edward R. Anderson, President, Chief
                                        Executive Officer and Director
                                        (Principal Executive Officer)


Dated:  September 20, 1996              /s/ Robert J. Boutin
                                        -------------------------------------
                                        Robert J. Boutin, Senior Vice President-
                                        Finance and Chief Financial Officer
                                        (Principal Financial and Accounting
                                        Officer)


Dated:  September 20, 1996              /s/ Daniel F. Brown
                                        -------------------------------------
                                        Daniel F. Brown, Director


Dated:  September 20, 1996              /s/ James W. Dixon
                                        -------------------------------------
                                        James W. Dixon, Director


Dated:  September 20, 1996              /s/ Michael J. Emmi
                                        -------------------------------------
                                        Michael J. Emmi, Director


Dated:  September 20, 1996              /s/ Richard F. Ford
                                        -------------------------------------
                                        Richard F. Ford, Director


Dated:  September 20, 1996              /s/ Delbert W. Johnson
                                        -------------------------------------
                                        Delbert W. Johnson, Director


Dated:  September 20, 1996              /s/ John D. Loewenberg
                                        -------------------------------------
                                        John D. Loewenberg, Director


Dated:  September 20, 1996              /s/ Ira M. Lubert
                                        -------------------------------------
                                        Ira M. Lubert, Director

Dated:  September 20, 1996              /s/ Warren V. Musser
                                        -------------------------------------
                                        Warren V. Musser, Director


Dated:  September 20, 1996              /s/ Edward N. Patrone
                                        -------------------------------------
                                        Edward N. Patrone, Director

                                 EXHIBIT INDEX
                                 -------------


Exhibit
Number                          Document
- ------   ----------------------------------------------------------------------

4(a) Form of Stock Certificate evidencing Common Stock, $.01 par value, of CompuCom Systems, Inc. (1)(Exhibit 4(b))

4(b)     CompuCom Systems, Inc. 1983 Stock Option Plan, as amended (2)(Exhibit
         4(k)).

4(c)     CompuCom Systems, Inc. 1993 Stock Option Plan, as amended (3)(Exhibit
         4(c)).

4(d)     CompuCom Systems, Inc. 1984 Non-Qualified Stock Option Plan, as amended
         (4)(Exhibit 4(g)).

4(e)     CompuCom Systems, Inc. Stock Option Plan for Directors (5)(Exhibit
         4(g)).

4(f) Stock Option Agreement dated July 21, 1995 between CompuCom Systems, Inc. and Delbert W. Johnson (5)(Exhibit 4(i)).

4(g) Form of Securities Purchase Agreement, dated as of April 29, 1991, between CompuCom Systems, Inc. and certain members of its management as listed on the schedule attached thereto, and including as exhibits the Form of 15% Subordinated Debenture due October 29, 1992 and Form of Common Stock Purchase Warrant (2)(Exhibit 4(o)).

4(h) Note Agreement and sample note representing the $18.5 million 9% Convertible Subordinated Notes due September 24, 2002, issued by CompuCom Systems, Inc. in September 1992 (6)(Exhibit 4).

4(i) Certificate of Designation dated March 31, 1994, establishing Series B Cumulative Convertible Preferred Stock of CompuCom Systems, Inc.
         (7)(Exhibit 4(i)).

4(j) Form of Stock Certificate evidencing Series B Cumulative Convertible Preferred Stock, $.01 par value, of CompuCom Systems, Inc. (8)(Exhibit 4(h)).

4(k) $3 Million Subordinated Convertible Note dated October 31, 1995 from CompuCom Systems, Inc. to Network Compatibility Group, Inc. (3)(Exhibit 4(k)).

*5 Opinion of Morgan, Lewis & Bockius LLP as to legality of securities being registered.

*23.1    Independent Auditors' Consent of KPMG Peat Marwick LLP.

23.2     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5).

25       Power of Attorney (included on signature pages to this Registration
         Statement).

__________

*   Filed herewith.

(1) Filed on April 2, 1990 as an exhibit to the Annual Report on Form 10-K (No. 0-14371) and incorporated herein by reference.

(2) Filed on March 31, 1993 as an exhibit to the Annual Report on Form 10-K (No. 0-14371) and incorporated herein by reference.

(3) Filed on March 29, 1996 as an exhibit to the Annual Report on Form 10-K (No. 0-14371) and incorporated herein by reference.

(4) Filed on March 29, 1991 as an exhibit to the Annual Report on Form 10-K (No. 0-14371) and incorporated herein by reference.

(5) Filed on October 10, 1995 as an exhibit to the Registration Statement on Form S-8 (No. 33-63309) and incorporated herein by reference.

(6) Filed on November 13, 1992 as an exhibit to the Quarterly Report on Form 10-Q (No. 0-14371) and incorporated herein by reference.

(7) Filed on May 15, 1994 as an exhibit to the Quarterly Report on Form 10-Q (No. 0-14371) and incorporated herein by reference.

(8) Filed on March 31, 1995 as an exhibit to the Annual Report on Form 10-K (No. 0-14371) and incorporated herein by reference.